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EXHIBIT F



                         March 24, 1999

VIA EDGAR
Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549


                      Re:  File No. 70-9373

Gentlemen:

     Referring to the Application or Declaration on Form U-1 filed by The Potomac Edison Company ("PE") under the Public Utility Holding Company Act of 1935 with respect to proposed preliminary development activities in connection with entering into a joint venture with an experienced real estate developer, all as described in the Application or Declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion.

     I understand that the actions taken in connection with the proposed transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration have been or will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers of PE in connection with the described transactions has been or will be taken prior thereto.

     Based upon the foregoing, I am of the opinion that if the said Application or Declaration is permitted to become effective and the proposed transactions are consummated in accordance therewith: (i) all state laws applicable to the proposed transaction will have been complied with; and (ii) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by PE or by any associate or affiliate company of any of them.

     This opinion does not relate to State Blue Sky or securities laws.

     I consent to the use of this Opinion as part of the Application or Declaration to which it is appended, which has been filed by PE.

                         Very truly yours,

                         /s/ Kathy L. Mitchell
                         Kathy L. Mitchell
                         Counsel for
                         The Potomac Edison Company
                         10435 Downsville Pike
                         Hagerstown, Maryland 21740
                         301-790-6285